Exhibit 99.1

NEWS RELEASE Contact: Neal A Fuller, EVP & CFO AMERISAFE, Inc. 337-463-9052

AMERISAFE ANNOUNCES 2016 THIRD QUARTER RESULTS

Declares an Extraordinary Dividend of $3.25 per share

DeRidder, LA – October 26, 2016 - AMERISAFE, Inc. (Nasdaq: AMSF), a specialty provider of hazardous workers’ compensation insurance, today announced results for the third quarter ended September 30, 2016.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
	(in thousands, except per share data)			(in thousands, except per share data)
Net premiums earned	$89,918	$90,504	-0.6%	$276,607	$280,860	-1.5%
Net investment income	8,006	6,923	15.6%	20,251	20,646	-1.9%
Net realized gains (losses) on investments (pre-tax)	181	40	NM	974	(2,518)	NM
Net income	17,896	17,940	-0.2%	58,792	47,389	24.1%
Diluted earnings per share	$0.93	$0.94	-1.1%	$3.06	$2.48	23.4%
Operating net income	17,778	17,914	-0.8%	58,159	49,026	18.6%
Operating earnings per share	$0.93	$0.94	-1.1%	$3.03	$2.57	17.9%
Book value per share	$26.51	$25.69	3.2%	$26.51	$25.69	3.2%
Net combined ratio	80.3%	79.1%		77.0%	82.6%
Return on average equity	14.2%	14.9%		16.3%	13.5%

G. Janelle Frost, President and Chief Executive Officer noted, “AMERISAFE continued to report favorable underwriting results this quarter, a testament to our discipline. This long- standing focus has positioned the Company appropriately as the workers’ compensation market faces declining loss costs and industry wide reserve deficiencies.”

Insurance Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
Gross premiums written	$88,837	$91,061	-2.4%	$292,443	$297,872	-1.8%

Net premiums earned	89,918	90,504	-0.6%	276,607	280,860	-1.5%
Loss and loss adjustment expenses incurred	50,526	48,942	3.2%	146,413	166,252	-11.9%
Underwriting and certain other operating costs, commissions, salaries and benefits	20,764	22,267	-6.7%	63,459	64,719	-1.9%
Policyholder dividends	889	371	NM	3,195	1,024	NM

Underwriting profit (pre-tax)	$17,739	$18,924	-6.3%	$63,540	$48,865	30.0%

Insurance Ratios:
Current accident year loss ratio	67.9%	69.8%		67.9%	69.8%
Prior accident year loss ratio	-11.7%	-15.7%		-15.0%	-10.6%

Net loss ratio	56.2%	54.1%		52.9%	59.2%
Net underwriting expense ratio	23.1%	24.6%		22.9%	23.0%
Net dividend ratio	1.0%	0.4%		1.2%	0.4%

Net combined ratio	80.3%	79.1%		77.0%	82.6%

•	Gross premiums written in the quarter decreased by $2.2 million, or 2.4%. Payroll audits and related premium adjustments decreased premiums written by $1.2 million in the third quarter of 2016, compared with no impact in the third quarter of 2015.

•	Voluntary premium for policies written during the quarter ended September 30, 2016 decreased $0.8 million, or 0.9%, compared with the third quarter of 2015.

•	Net premiums earned during the quarter ended September 30, 2016 decreased 0.6% compared with the third quarter of 2015.

•	The current accident year loss ratio for the third quarter was 67.9%, a decrease of 1.9 percentage points from 69.8% in the third quarter of 2015. During the quarter, the Company experienced favorable loss development for prior accident years which reduced loss and loss adjustment expenses by $10.5 million, mostly attributable to accident years 2014, 2013, and 2008. These results reflect improved trends for both closing claims and claims severity and were driven by favorable case reserve development on claims that were closed during the third quarter.

•	For the quarter ended September 30, 2016, the underwriting expense ratio was 23.1% compared to 24.6% in the same quarter in 2015. The decrease in the quarter was primarily due to decreases in assessments and commissions compared with the third quarter of last year.

•	The effective tax rate for the quarter ended September 30, 2016 was 31.2% compared with 30.7% for the third quarter of 2015. The increase in the tax rate resulted from a higher proportion of underwriting income to tax-exempt income relative to the third quarter of 2015.

Investment Results

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2016	2015	% Change	2016	2015	% Change
	(in thousands)			(in thousands)
Net investment income	$8,006	$6,923	15.6%	$20,251	$20,646	-1.9%
Net realized gains (losses) on investments (pre-tax)	181	40	NM	974	(2,518)	NM
Pre-tax investment yield	2.7%	2.4%		2.4%	2.4%
Tax-equivalent yield (1)	3.2%	3.3%		3.2%	3.3%

(1)	The tax equivalent yield is calculated using the effective interest rate and the appropriate marginal tax rate.

•	Net investment income for the quarter ending September 30, 2016, increased 15.6% to $8.0 million from $6.9 million in the third quarter of 2015, largely due to the increase in value of an investment in a limited partnership hedge fund where the change in value is recorded in investment income each quarter.

•	As of September 30, 2016, the carrying and fair value of AMERISAFE’s investment portfolio, including cash and cash equivalents, was $1.2 billion.

Capital Management and Extraordinary Dividend

The company paid a regular quarterly cash dividend of $0.18 per share on September 23, 2016. On October 25, 2016 the Company’s Board of Directors declared a quarterly cash dividend of $0.18 per share, payable on December 29, 2016 to shareholders of record as of December 15, 2016.

In addition, on October 25, 2016 the Company’s Board of Directors declared an extraordinary dividend of $3.25 per share, payable on December 29, 2016 to shareholders of record as of December 15, 2016.

During the quarter, no shares were repurchased under the Company’s share repurchase plan.

Supplemental Information

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(in thousands, except share and per share data)
Net income	$17,896	$17,940	$58,792	$47,389
Less: Net realized gains (losses) on investments	181	40	974	(2,518)
Tax effect (1)	(63)	(14)	(341)	881

Operating net income (2)	$17,778	$17,914	$58,159	$49,026

Average shareholders’ equity (3)	$502,845	$481,687	$481,862	$468,772
Less: Average accumulated other comprehensive income	7,453	2,706	4,592	3,085

Average adjusted shareholders’ equity	$495,392	$478,981	$477,270	$465,687

Diluted weighted average common shares	19,190,191	19,096,259	19,186,398	19,088,140
Return on average equity (4)	14.2%	14.9%	16.3%	13.5%
Operating return on average adjusted equity (2)	14.4%	15.0%	16.2%	14.0%
Diluted earnings per share	$0.93	$0.94	$3.06	$2.48
Operating earnings per share (2)	$0.93	$0.94	$3.03	$2.57

(1)	The tax effect of net realized capital gains is calculated assuming an annual tax rate of 35%.
(2)	Operating net income, operating return on average adjusted equity and operating earnings per share are non-GAAP financial measures. Management believes that investors’ understanding of core operating performance is enhanced by AMERISAFE’s disclosure of these financial measures.
(3)	Average shareholders’ equity is calculated by taking the average of the beginning and ending shareholders’ equity.
(4)	Return on average equity is calculated by dividing the annualized net income by the average shareholders’ equity.

Conference Call Information

AMERISAFE has scheduled a conference call for Thursday October 27, 2016, at 10:30 a.m. Eastern Time to discuss the results for the quarter, as well as the outlook for future periods. To participate in the conference call dial 877-225-7695 (Domestic) or 720-545-0027 (International) at least ten minutes before the call begins and ask for the AMERISAFE conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible through November 3, 2016. To access the replay, dial 855-859-2056 or 404-537-3406 and use the pass code 85111412#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.amerisafe.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call at http://www.amerisafe.com.

About AMERISAFE

AMERISAFE, Inc. is a specialty provider of workers’ compensation insurance focused on small to mid-sized employers engaged in hazardous industries, principally construction, trucking, manufacturing, agriculture and oil and gas. AMERISAFE actively markets workers’ compensation insurance in 27 states.

Forward Looking Statements

Statements made in this press release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “anticipate,” “expect,” “estimate,” or similar words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding AMERISAFE’s plans and performance. These statements are based on management’s estimates, assumptions and projections as of the date of this release and are not guarantees of future performance and include statements regarding management’s views and expectations of the workers’ compensation market, the Company’s growth opportunities, underwriting margins and actions by competitors. Actual results may differ materially from the results expressed or implied in these statements as the results of risks, uncertainties and other factors including the factors set forth in the Company’s filings with the Securities and Exchange Commission, including AMERISAFE’s Annual Report on Form 10-K for the year ended December 31, 2015. AMERISAFE cautions you not to place undue reliance on the forward-

looking statements contained in this release. AMERISAFE does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

- Tables to follow -

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues:
Gross premiums written	$88,837	$91,061	$292,443	$297,872
Ceded premiums written	(2,945)	(4,232)	(8,046)	(9,317)

Net premiums written	$85,892	$86,829	$284,397	$288,555

Net premiums earned	$89,918	$90,504	$276,607	$280,860
Net investment income	8,006	6,923	20,251	20,646
Net realized gains (losses) on investments	181	40	974	(2,518)
Fee and other income	101	3	272	206

Total revenues	98,206	97,470	298,104	299,194

Expenses:
Loss and loss adjustment expenses incurred	50,526	48,942	146,413	166,252
Underwriting and other operating costs	20,764	22,267	63,459	64,719
Policyholder dividends	889	371	3,195	1,024

Total expenses	72,179	71,580	213,067	231,995

Income before taxes	26,027	25,890	85,037	67,199
Income tax expense	8,131	7,950	26,245	19,810

Net income	$17,896	$17,940	$58,792	$47,389

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Statements of Income (cont.)

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Basic EPS:
Net income	$17,896	$17,940	$58,792	$47,389

Basic weighted average common shares	19,121,947	18,968,718	19,092,298	18,911,675
Basic earnings per share	$0.94	$0.95	$3.08	$2.51
Diluted EPS:
Net income	$17,896	$17,940	$58,792	$47,389

Diluted weighted average common shares:
Weighted average common shares	19,121,947	18,968,718	19,092,298	18,911,675
Stock options and performance shares	68,244	127,541	94,100	176,465

Diluted weighted average common shares	19,190,191	19,096,259	19,186,398	19,088,140
Diluted earnings per share	$0.93	$0.94	$3.06	$2.48

AMERISAFE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2016	2015
	(unaudited)
Assets
Investments	$1,095,634	$1,045,152
Cash and cash equivalents	86,612	69,481
Amounts recoverable from reinsurers	102,815	91,077
Premiums receivable, net	200,987	185,364
Deferred income taxes	28,278	29,905
Deferred policy acquisition costs	20,363	20,412
Other assets	65,489	60,654

	$1,600,178	$1,502,045

Liabilities and Shareholders’ Equity
Liabilities:
Reserves for loss and loss adjustment expenses	$736,276	$718,033
Unearned premiums	175,773	167,983
Insurance-related assessments	35,875	32,329
Other liabilities	142,511	129,719
Shareholders’ equity	509,743	453,981

Total liabilities and shareholders’ equity	$1,600,178	$1,502,045

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